Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 13, 2006, among Science Applications International Corporation, a Delaware corporation (the “Company”), The Bank of New York Trust Company, N.A, as successor to JPMorgan Chase Bank f/k/a The Chase Manhattan Bank (the “Trustee”), and SAIC, Inc., a Delaware corporation (the “Guarantor”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 9, 1997, providing for the issuance of the Company’s debentures, notes or other evidences of indebtedness (the “Securities”);

WHEREAS, the Company has previously issued pursuant to the Indenture $100 million aggregate principal amount of the Company’s 6  3/4% Notes due 2008;

WHEREAS, the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, may make such provisions in regard to matters or questions arising under the Indenture without the consent of the holders of the Securities, provided such provisions do not adversely affect the interests of the holders of the Securities in any material respect in the opinion of the Board of Directors, by executing a supplemental indenture together with the Trustee;

WHEREAS, pursuant to Section 8.01(e) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the parties hereto intend to add the Guarantor as a party to the Indenture which shall unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture (including without limitation notes previously issued pursuant to the Indenture) on the terms and conditions set forth herein (the “Guarantee”).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees as follows:

(a) To guarantee to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, jointly and severally with the Company and any other guarantor under the Indenture, fully and unconditionally, that:

(i) the principal of, premium, if any, and interest on the Securities will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Securities, if any, if lawful (subject in all cases subject to any applicable grace period), and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor shall be obligated to pay the same immediately, jointly and severally with the Company and any other guarantor under the Indenture.

(b) The obligations hereunder shall be full and unconditional, irrespective of the validity, regularity or enforceability of the Securities or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor.

(c) Subject to Section 4 hereof, this Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities and the Indenture, and the Guarantor accepts all obligations of a Guarantor under the Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) The Guarantor shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(f) The Guarantors shall have the right to seek contribution from any other guarantor or the Company so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(g) The Guarantor, and by its acceptance of Securities, each Holder hereby confirms that it is the intention of all such parties that the Guarantee not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contributions from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under the Indenture, this Guarantee shall be limited to the maximum amount permissible such that the obligations of the Guarantor under this Guarantee shall not constitute a fraudulent transfer or conveyance.

(h) This Guarantee shall constitute senior indebtedness of the Guarantor, ranking equal with all unsecured and unsubordinated indebtedness of the Guarantor.

3. EXECUTION AND DELIVERY. To evidence its Guarantee, the Guarantor hereby agrees that a notation of such Guarantee substantially in the form included as Annex A hereto shall be endorsed by an officer of such Guarantor on each Security authenticated and delivered by the Trustee and that this First Supplemental Indenture shall be executed by an officer of such Guarantor. The Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of the Guarantee. Neither the Company nor the Guarantor shall be required to make a notation on the Securities to reflect the Guarantee or the release, termination or discharge thereof.

4. RELEASE. The Guarantor will be released of any obligations under this Guarantee, at the Company’s option, (1) in connection with the sale or other disposition of all of the assets or capital stock of the Guarantor, (2) if the Guarantor no longer guarantees any indebtedness of the Company or any of its subsidiaries and has no Indebtedness, (3) if the Securities are defeased in accordance with Section 10.01 of the Indenture, or (4) if the Securities are satisfied and discharged in accordance with Section 10.02 of the Indenture.

5. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guarantor shall have any liability for any obligations of the Company or the Guarantor under the Securities, the Guarantee, the Indenture or the Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Securities by accepting a Security waives and releases all such liability.

6. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ STEVEN P. FISHER
Name:	Steven P. Fisher
Title:	Senior Vice President and Treasurer

SAIC, INC.

By:	/s/ STEVEN P. FISHER
Name:	Steven P. Fisher
Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as successor to JPMorgan Chase Bank f/k/a The Chase Manhattan Bank, as trustee

By:	/s/ INGA KELDSEN
Name:	Inga Keldsen
Title:	Vice President